EXHIBIT 10.25

July 26, 2005

Mr. Gene L. Wexler

Dear Gene,

We are pleased to confirm our offer of employment with The Dress Barn, Inc. as Senior Vice President, General Counsel and Assistant Secretary, reporting directly to me. This is a corporate position with responsibility for all corporate entities. The following is a description of our offer:

1.	Effective Date: Your employment will commence on August 29, 2005.

2.	Salary: Your salary will be at the rate of $250,000 per year. Your first review of performance and salary will be during our annual review cycle in October 2006.

3.
Bonus Plan: You will be eligible to participate in the Company’s Management Incentive Plan (MIP) for Fiscal Year 2006 (Year Beginning 7/31/05). Our maximum bonus for Senior Vice Presidents is 60% of base salary, depending on Company performance and your individual performance. The details of the Plan, as well as your specific goals, will be provided to you.

4.
Stock Options: You will receive an option to purchase 40,000 shares of Dress Barn common stock under the company’s stock option plan. You will be given this option upon approval of the Compensation Committee of the Board of Directors at its next meeting on October 5, 2005. The price of the option will be the mean price on the day of the Board meeting. This option will be vested over 5 years with 20% vested at the end of each year. You will be eligible for other options during the course of your employment.

5.
Gifted Stock: Also on the day of the Board meeting we will award you 5,000 shares of restricted Dress Barn stock. On each anniversary of that date 20% of those shares will become unrestricted, provided you are actively employed. With gifted stock the vested shares can be sold with the full value as your gain.

6.
Company Benefits: You will be entitled to participate in the Company's benefit plans subject to the eligibility requirements of such plans. Currently, these include a health plan including hospital, medical and dental care; short-term and long-term disability; life insurance, Executive Retirement Plan, 401(k) Plan and a 30% associate discount. You will be eligible for 1 week vacation during the remainder of calendar year 2005, 3 weeks during 2006, 2007, 2008, 2009 and 4 weeks beginning February 2010. Additionally, you will have 4 Choice Days this calendar year and 5 Choice Days next calendar year.

7.
Company Car: You have the choice between the following two options regarding a company car. (1) The company will provide you with a 4-door sedan of your choice, up to an actual cost of $43,000. Dress Barn will pay for all gas, maintenance, repairs, insurance, taxes and registration. (2) A second choice is to elect an annual car allowance of $15,720, paid monthly at the rate of $1310. You will then be responsible for all your transportation costs. If you prefer, you may elect a monthly allowance of $1160 plus receive a company credit card for use in purchasing gas for your company car. You would then be responsible for all other costs to maintain and operate your car.

8.
Severance Agreement: Should your employment be terminated by Dress Barn for reasons other than death, disability or “just cause” involving misconduct, Dress Barn will provide you with 6 month’s continuance of your base salary. During this 6 month period you will be eligible to continue your medical and dental coverage at the standard associate rate.

9.	Professional Liability Insurance: Dress Barn will add a standard Employed Lawyer’s Liability rider to its Liability Insurance Policy covering legal work for Dress Barn done by you.

This agreement is not a contract of employment but an understanding as to your compensation and benefits while employed.

Attached is a Total Compensation Sheet listing the approximate value we place on each aspect of your compensation. Should you have any questions about this document, please contact David Montieth.

Gene, we are very pleased to confirm this offer. The entire management team and I are very excited about the opportunity to work with you! Please indicate your acceptance of this offer by signing in the space provided below and returning one copy of this letter to David Montieth in the enclosed envelope.

Very truly yours, THE DRESS BARN, INC.

By:	/s/ David R. Jaffe

David R. Jaffee President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Gene L. Wexler

Gene L. Wexler